Exhibit 10.2(e)

AMENDED AND RESTATED CREDIT AGREEMENT

AMONG:

LOUISIANA-PACIFIC CANADA LTD.

AND:

LOUISIANA-PACIFIC CORPORATION

AND:

ROYAL BANK OF CANADA

TABLE OF CONTENTS

1. INTERPRETATION

1.1	Definitions
1.2	Applicable Law
1.3	Severability
1.4	Successors and Assigns
1.5	Included Words
1.6	Headings and Marginal References
1.7	Cross References
1.8	Use of Word “Including”
1.9	Expiration of Summary of Terms and Conditions
1.10	Currency
1.11	Payment Dates and Interest Calculation
1.12	Accounting Terms
1.13	Schedules

2. REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties
2.2	Status of the Borrower
2.3	Status of Guarantor
2.4	Power and Authority
2.5	Due Authorization
2.6	No Contravention
2.7	No Breach
2.8	Leases and Licences
2.9	No Financial Default
2.10	Disclosure of Material Facts
2.11	Consents and Approvals
2.12	Title
2.13	Borrower’s Financial Statements Furnished
2.14	No Change in Borrower’s Financial Condition
2.15	Guarantor’s Financial Status
2.16	No Change in Guarantor’s Financial Condition
2.17	Financial Statements Not Misleading
2.18	Taxes
2.19	Environmental Law Compliance
2.20	Insurance
2.21	ERISA Compliance by Guarantor

3. THE CREDIT FACILITY

3.1	Establishment of the Credit Facility
3.2	Currencies and Other Options Available Under the Credit Facility
3.3	Issuance of Documentary Credits

3.4	Obligation of Royal
3.5	Procedures for Issuance and Amendment of Documentary Credit; Auto-Renewal of Documentary Credit
3.6	Drawings and Reimbursements
3.7	Obligations Absolute
3.8	Role of Royal
3.9	Letter of Credit Fees
3.10	Conflict with Letter of Credit Application
3.11	Existing Letters of Credit
3.12	Collateral Coverage; Restricted Cash Collateral
3.13	Security
3.14	Swap Contracts, PDS Services and EFT Transfers
3.15	Interest Act of Canada
3.16	Default Interest
3.17	Indemnity for Out-of-Pocket Expenses
3.18	Effective Time for Section 3 Notices
3.19	Increased Costs
3.20	Borrower’s Option on Receipt of an Increased Costs Certificate
3.21	Increased Costs Limitation
3.22	Repayment of Credit Facility
3.23	Extension of Maturity Date
3.24	Currency of All Payments
3.25	Borrower’s Right to Cancel Available Amount of Credit Facility
3.26	Standby Fees
3.27	Standby Fees Waived
3.28	Arrangement Fee
3.29	Evidence of Indebtedness
3.30	Determination of Available Amount of the Credit Facility

4. SECURITY FOR BORROWINGS

4.1	Release of Certain Security
4.2	Security for Borrowings
4.3	Conflict Between the Agreement and Royal’s Security
4.4	Payment
4.5	Guarantees

5. CREDIT FACILITY CONDITIONS PRECEDENT

5.1	Conditions Precedent to Initial Borrowings
5.2	Conditions Precedent to Subsequent Borrowings

6. COVENANTS OF THE BORROWER AND THE GUARANTOR

6.1	Borrower’s Covenants
6.2	Guarantor’s Covenants
6.3	Environmental Law

ii

7. EVENTS OF DEFAULT

7.1	Definition of Event of Default
7.2	Remedies
7.3	Remedies Cumulative
7.4	Waivers
7.5	Application of Payments Following Acceleration
7.6	Royal May Perform Covenants
7.7	Waiver of Certain Defaults under Prior Credit Agreement

8. GENERAL

8.1	Waiver
8.2	Effect of Amendment, Modification or Waiver
8.3	Time of the Essence
8.4	Further Assurances
8.5	Set-Off
8.6	Judgement Currency
8.7	Account Debit Authorization
8.8	Expenses
8.9	Survival of Representations and Warranties
8.10	Notice
8.11	General Indemnity
8.12	Counterparts
8.13	Reasonable Consent or Approval of the Parties
8.14	Entire Agreement
8.15	No Deduction for Taxes
8.16	Participations and Assignments
8.17	Assignment After Default
8.18	Obligations of Borrower Re Facility Disposition
8.19	Confidentiality

SCHEDULE A  OFFICER’S COMPLIANCE CERTIFICATE

SCHEDULE B  UNFUNDED PENSION LIABILITIES

SCHEDULE C  BORROWING BASE CERTIFICATE

SCHEDULE D  EXISTING LETTERS OF CREDIT

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement is dated for reference September 15, 2003

AMONG:

LOUISIANA-PACIFIC CANADA LTD., a British Columbia company having an office at 2100 - 1075 West Georgia Street, Vancouver, British Columbia, V6E 3G2

AND:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation having an office at Suite 1200, 805 S.W. Broadway, Portland, Oregon, U.S.A., 97205

AND:

ROYAL BANK OF CANADA, a Canadian chartered bank, having its head office in Montreal, Quebec, and a branch office at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9

WHEREAS:

A.                                   Royal and the Borrower are parties to a credit agreement dated for reference November 30, 2001, which credit agreement was amended by a waiver and first amendment dated as of July 23, 2002 and further amended by a second amendment dated for reference November 27, 2002, a third amendment dated for reference March 14, 2003 and a fourth amendment dated for reference June 27, 2003 (as so amended the “Prior Credit Agreement”);

B.                                     Royal and the Borrower desire to amend and restate the Prior Credit Agreement to reduce the commitment of the revolving credit facility, release certain security, grant new security and to otherwise amend the Prior Credit Agreement in certain respects, as set forth herein;

C.                                     Pursuant to this amended and restated credit agreement, Royal has offered to make available to the Borrower:

(a)                                  a committed, revolving credit facility in the principal amount of up to the lesser of:

(1)                                  $10,000,000, or the Equivalent Amount in U.S. Funds, or

(2)                                  the amount of the Collateral Value of the Borrowing Base; and

(b)                                 at Royal’s discretion, on an uncommitted basis, lines of credit in the aggregate principal amount of up to $50,000,000 to cover Swap Termination Values and liabilities of the Borrower or, with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services, including overdrafts and cash management debts and liabilities.

D.                                    The Borrower has accepted Royal’s offer and the Guarantor has agreed to execute and deliver the Guarantee.

1.                                      INTERPRETATION

1.1                               Definitions

Where used in this Agreement, the following terms shall have the following meanings:

“Additional Amount” means the amount defined as such in §3.19;

“Advances” means Canadian Advances and U.S. Advances;

“Affiliate” means, in relation to a specified Person, any other Person which directly (or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, the specified Person or any Subsidiary of the specified Person. The term “control” (including the phrases “controlled by” or “under common control with”) means the possession, directly or indirectly, of the effective power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise;

“Basis Point” and “BP” each means one one-hundredth (1/100) of one percent or .01%;

“Borrower” means Louisiana-Pacific Canada Ltd., its successors and permitted assigns;

“Borrower Guarantees” means the limited liability guarantees each dated for reference September 15, 2003 guaranteeing the present and future, direct and indirect obligations of LP Engineered and LP Forest to Royal under the credit facility established pursuant to §3.1(b) in favour of the Borrower and, with the consent of Royal, to be available for utilization by Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services including overdrafts and cash management debits and liabilities, as amended, modified, supplemented extended, renewed or replaced from time to time;

“Borrower Subsidiaries” means all Subsidiaries of the Borrower;

“Borrower Subsidiaries’ Guarantees” means the limited liability guarantees, each dated for reference September 15, 2003 executed by LP Engineered and LP Forest and to be provided by any future Material Canadian Subsidiary, guaranteeing the present and future, direct or indirect obligations of the Borrower to Royal under the Agreement, as such guarantees may be amended, modified, supplemented, extended, renewed or replaced from time to time;

“Borrower Subsidiaries’ Security Agreements” means the security agreements and hypothec (Province of Quebec) dated for reference November 30, 2001 to be provided by the Borrower Subsidiaries to support the Borrower Subsidiaries’ Guarantees, in form and content satisfactory to Royal wherein each Borrower Subsidiary grants to and in favour of Royal, subject to no prior financial charges except for permitted encumbrances a first mortgage charge and security interest in and upon the inventory of the Borrower Subsidiary and the Borrower Subsidiary’s trade accounts receivable, as amended, modified, supplemented, extended, renewed or replaced from time to time;

“Borrowing” means a utilization or deemed utilization, as the case may be, by the Borrower of the credit facility established pursuant to §3.1(a) by way of Documentary Credits or of the credit facility established pursuant to §3.1(b) by way of Canadian Advances or U.S. Advances; and “Borrowings” means the aggregate of such utilizations;

“Borrowing Base Certificate” means a certificate in the form of Schedule C ;

“Borrowing Options” means any of the borrowing options available to the Borrower pursuant to §3.2;

“Branch of Account” means the branch of Royal located at 1025 West Georgia Street, Vancouver, British Columbia, V6E 3N9 or elsewhere as may be agreed between the Borrower and Royal in writing;

“Business Day” means a day, excluding Saturday and Sunday, on which institutions are open for business in Toronto, Ontario, Canada and Vancouver, British Columbia, Canada and, in respect of any payments hereunder in U.S. Funds, a day on which banking institutions are also open for business in New York, New York, U.S.A.;

“Canadian Advance” means any advance or conversion under the Credit Facility requested by the Borrower in Canadian Funds and advanced by Royal in Canadian Funds;

“Canadian Funds” and “Cdn$” and “$” means lawful currency of Canada;

“Cash Equivalents” means:

(a)                                  Canadian Funds;

(b)                                 U.S. Funds;

(c)                                  certificates of deposit and term deposits with maturities of six months or less from the date of acquisition;

“CDOR Rate”means the annual rate of interest equal to the average “BA 1 Month” interest rates for Cdn$ bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association Inc. definitions, as modified and amended from time to time) as of 10:00 a.m. local time at Toronto, Ontario on any particular day and, if such day is not a Business Day, then on the Business Day immediately preceding that Business Day (as adjusted by Royal after 10:00 a.m. local time at Toronto, Ontario to reflect any error in a posted rate of interest or in the posted average annual rate of interest).  If such rates are not available on the

Reuters Screen CDOR Page on any particular day, then the CDOR Rate on that day shall be the 30 day rates applicable to Cdn$ bankers’ acceptances quoted by Royal as of 10:00 a.m. local time at Toronto, Ontario on such day, or if such day is not a Business Day, then on the immediately preceding Business Day;

“Charter” means the Memorandum and Articles of the Borrower and the Borrower Subsidiaries and the Certificate of Incorporation and Bylaws of the Guarantor, as the context requires, and includes in each case every amendment thereto;

“Chief Financial Officer” means that Person responsible for reporting to the board of directors of the Borrower or the Guarantor, as the case may be, on the financial condition and performance of the Borrower or the Guarantor, as the case may be, or any Person designated as such;

“Closing Date” means October 10, 2003 or such earlier or later date as agreed by Royal and the Borrower;

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder;

“Collateral” means all property covered by the Restricted Cash Collateral Agreements and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that is subject to a security interest or Lien in favour Royal to secure the Obligations;

“Collateral Value of the Borrowing Base” shall mean, at any date, 91% of the amount of the Restricted Cash Collateral;

“Compliance Certificate” means the certificate defined as such in the Guarantor Credit Agreement;

“Composite 3:30 p.m. Quotations for U.S. Government Securities” means the daily statistical release designated as such published by the Federal Reserve Bank of New York (U.S.A.) or in any successor publication;

“Contaminant” means, but is not limited to meaning, any pollutants, dangerous substances, liquid waste, industrial waste, hauled liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances or contaminants including any of the foregoing as defined in any Environmental Law;

“Credit Facility” means, collectively the credit facilities described in §3.1;

“Currencies” means Canadian Funds or U.S. Funds;

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally;

“Disposition” means, with respect to any Person, the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (other than the Stock of such Person) by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith;

“Documentary Credit Application” means an application and agreement for the issuance or amendment of a Documentary Credit in the form from time to time used by Royal;

“Documentary Credit Fee” means the fee for Guarantee Letters and Letters of Credit charged by Royal pursuant to §3.9;

“Documentary Credits” means Guarantee Letters and Letters of Credit;

“EFT Transfers” means electronic funds transfers by the Borrower or its present and future Subsidiaries;

“EFT Transfer Fees” means the fees charged by Royal in respect of EFT Transfers;

“Eighth Amendment” means the eighth amendment agreement dated as of September 3, 2003 and effective September 3, 2003 among the parties to the Guarantor Credit Agreement;

“Environmental Activity” means any past, present or future activity, event or circumstance in respect of a Contaminant, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release, escape, leaching, dispersal or migration into the natural environment, including the movement through or in the air, soil, surface water or groundwater;

“Environmental Law” means any and all applicable federal, provincial, municipal or local laws, statutes, regulations, orders, judgements, decrees, ordinances, official directives and all authorizations, relating to the environment or any Environmental Activity;

“Equivalent Amount” means at any time on any date, the amount in Canadian Funds or U.S. Funds, as the case may be, which would result from the conversion of U.S. Funds to Canadian Funds or Canadian Funds to U.S. Funds, as the case may be, determined on the basis of the Spot Buying Rate for U.S. Funds against Canadian Funds or Canadian Funds against U.S. Funds, as the case may be.  If the date for determination of an Equivalent Amount is not a Business Day, the applicable rate shall be the Spot Buying Rate quoted on the immediately preceding Business Day;

“ERISA” means the Employee Retirement Income Security Act of 1974 and regulations issued pursuant thereto;

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) other than the Guarantor and its Subsidiaries;

“ERISA Event” means:

(a)                                  a Reportable Event with respect to a Pension Plan;

(b)                                 a withdrawal by the Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a) (2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability with respect to such withdrawal;

(c)                                  a complete or partial withdrawal by the Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d)                                 the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)                                  an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or

(f)                                    the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Guarantor or any ERISA Affiliate;

“Event of Default” means any event set forth in §7.1 of the Agreement;

“Existing Letters of Credit” means the letters of credit issued pursuant to the Prior Credit Agreement and listed in Schedule D;

“Federal Funds Effective Rate” means on any day, the rate of interest per annum set forth in the H.15(519) for that day opposite the caption “Federal Funds Effective”.  If on any day such rate is not yet published in the H.15(519), the rate for such day will be the rate set forth in the Composite 3:30 p.m. Quotations for US Government Securities for such day under the caption “Federal Funds Effective Rate”.  If on any day such rate is not yet published in either the H.15(519) or the Composite 3:30 p.m. Quotations for US

Government Securities such rate shall be the average of the quotations for such day on overnight Federal Funds (such words to have the meaning generally given to them by money market brokers of recognised standing doing business in the United States of America) transactions received by Royal from three Federal Funds brokers of recognised standing selected by Royal;

“GAAP” means generally accepted accounting principles as generally applied by the Guarantor as at June 30, 2003 and thereafter as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied;

“Governmental Approval” means any authorization, permit, approval, grant, licence, consent, right, privilege, registration, filing, order, commitment, judgement, direction, ordinance, decree or like instrument or affirmation issued or granted by any Governmental Body;

“Governmental Body” means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of any country or nation, any province, state, municipality, region, district, any subdivision thereof or any other lawful authority;

“Guarantee” means the limited liability guarantee of the Guarantor dated for reference September 15, 2003 guaranteeing the present and future, direct or indirect obligations of the Borrower to Royal under the Agreement, as such guarantee may be amended, modified, supplemented, extended, renewed or replaced from time to time;

“Guarantee Letters” means the letters of guarantee issued by Royal pursuant to §3.3;

“Guarantor” means Louisiana-Pacific Corporation, its successors and permitted assigns;

“Guarantor Affiliates” means any Affiliate of the Guarantor, their respective successors and permitted assigns;

“Guarantor Credit Agreement” means the credit agreement in respect of the Guarantor Credit Facility, unless otherwise provided, as amended, restated, modified, supplemented, extended, renewed or replaced from time to time;

“Guarantor Credit Facility” means the credit facility made available to the Guarantor pursuant to the terms of a Credit Agreement entered into as of November 15, 2001 among the Guarantor, as borrower, Bank of America, N.A., as the Administrative Agent, Wachovia Bank, N.A., as the Syndication Agent, Royal, as Documentation Agent and the other lenders party to the credit agreement as amended and restated by the Eighth Amendment;

“H.15(519)” means the weekly statistical release designated as such published by the Board of Governors of the Federal Reserve System of the United States of America or in any successor publication;

“Indentures” means, collectively, the Senior Note Indentures and the Senior Subordinated Note Indenture;

“Insurance Coverage” means insurance provided by financially sound and reputable insurers or through a program of self-insurance with reserves in accordance with sound business practices or a combination of both, insuring the property, assets and business of the Borrower against such liabilities, casualties, risks and contingencies and in such types of insurance as is customary for companies engaged in the same or similar businesses including:

(a)                                  fire, earthquake and extended coverage insurance on a replacement cost basis,

(b)                                 boiler, furnace and machinery insurance,

(c)                                  course of construction insurance (to the extent necessary to insure any modifications under construction),

(d)                                 business interruption insurance,

(e)                                  public liability insurance, and

(f)                                    inventory insurance insuring the inventory of the Borrower not in transit to purchasers;

“Judgment Currency” shall have the meaning ascribed thereto in §8.6;

“Letter of Credit Expiration Date” means February 1, 2006;

“Letters of Credit” means letters of credit issued by Royal pursuant to §3.3 and Existing Letters of Credit;

“Lien” means any mortgage, lien, charge, pledge, hypothecation, security interest or other encumbrance or title retention agreement and any other agreement or arrangement having substantially the same economic effect;

“LP Engineered” means LP Engineered Wood Products Ltd., its successors and permitted assigns;

“LP Forest” means Louisiana-Pacific B.C. Forest Products Limited, its successors and permitted assigns;

“Master Agreement” has the meaning ascribed thereto in the definition “Swap Contract”;

“Material Adverse Effect” has the meaning set forth in the Guarantor Credit Agreement as in effect as of September 3, 2003 (that is, for greater certainty, after the effective date of the Eighth Amendment but prior to any subsequent amendment, restatement, modification, supplement, extension, renewal or replacement thereof);

“Material Canadian Subsidiary” means a subsidiary of the Borrower which is 100% legally and beneficially owned by the Borrower which has all or substantially all of its property and assets located in Canada;

“Maturity Date” means February 1, 2005;

“Multiemployer Plan” means any employee benefit plan of a type described in Section 4001(a) (3) of ERISA, to which the Guarantor or any ERISA Affiliate makes or is obligated to make contributions or during the preceding three calendar years, has made or been obligated to make contributions;

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under this Agreement, Advances, Royal’s Security and all other documents executed by the Borrower and delivered to Royal in connection with the transactions contemplated by the Agreement, and all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower otherwise owing to Royal with respect to any Borrowings, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising;

“PBGC” means the Pension Plan Guaranty Corporation, or any governmental authority succeeding to any of its principal functions under ERISA;

“PDS Services” means payment distribution services as may be approved from time to time by Royal;

“PDS Services Fees” means the fees charged by Royal in respect of PDS Services;

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Guarantor or any ERISA Affiliate or to which the Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years;

“Person” means and includes any individual, a partnership, a corporation, a joint stock company, a trust, business trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof;

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Guarantor or any ERISA Affiliate;

“Prime Rate” means the rate of interest per annum in effect from time to time that is equal to the greater of:

(a)                                  Royal’s Prime Rate; and

(b)                                 the CDOR Rate plus 100 basis points per annum;

“Prior Credit Agreement” has the meaning set forth in Recital A hereof;

“Release” includes discharge, spray, injection, inoculation, abandonment, deposit, spill, leak, seep, pour, emission, emptying, throwing, dumping, placement and exhaust, and when used as a verb has a similar meaning;

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC;

“Responsible Officer” means, with respect to the Borrower, the chief executive officer, president, chief financial officer, vice president or treasurer of the Borrower and, with respect to the Guarantor, the chief executive officer, president, chief financial officer or treasurer of the Guarantor.  Any document delivered under the Agreement that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower or the Guarantor, as applicable, and such Responsible Officer shall conclusively be presumed to have acted on behalf of the Borrower or the Guarantor, as applicable;

“Restricted Cash Collateral” means Cash Equivalents from time to time deposited in the Restricted Cash Collateral Account but excludes all interest accrued on such Cash Equivalents, except interest so accrued during an Event of Default that has not been subsequently cured or waived;

“Restricted Cash Collateral Account” means:

(a)                                  a blocked deposit account or accounts, as more particularly identified from time to time in the Restricted Cash Collateral Agreements; and

(b)                                 at Borrower’s option prior to the occurrence and continuance of an Event of Default, investment accounts at Royal in which Royal shall have a perfected, first priority security interest, subject only to customary and ordinary Liens in favor of the financial institution acting as the depository bank or as securities intermediary to secure payment of fees, costs of administration and payment of other amounts relating to such account payable by Borrower to such financial institution;

“Restricted Cash Collateral Agreements” means a security agreement, account control agreements or other documents relating to any account which is a Restricted Cash Collateral Account which Royal may require in order to have a perfected first priority security interest therein, which shall be in form and substance satisfactory to Royal, in its sole discretion, and be accompanied by legal opinion(s) in form and substance satisfactory to Royal relating to the security interest granted therein, and such other matters as Royal may request;

“Royal” means Royal Bank of Canada its successors and permitted assigns;

“Royal’s Prime Rate” means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on Cdn$ commercial loans made by Royal in Canada;

“Royal’s Security” means all of the security referred to in §4.2;

“Royal’s U.S. Base Rate” means the floating annual rate of interest publicly announced from time to time by Royal as its reference rate then in effect for determining interest rates on US$ commercial loans made by Royal in Canada;

“Section 427 Security” means the assignment by the Borrower to Royal pursuant to Section 427 of the Bank Act (Canada) covering all of the Borrower’s Inventory;

“Security Agreement” means the security agreement and hypothec (Province of Quebec) dated for reference November 30, 2001 to be provided by the Borrower, in form and content satisfactory to Royal, wherein the Borrower grants to and in favour of Royal, subject to no prior financial charges except for Permitted Encumbrances and, subject only to the Section 427 Security, a first mortgage charge and security interest in and upon the Borrower’s Inventory and the Borrower’s trade accounts receivable, as amended, modified, supplemented, extended, renewed or replaced from time to time;

“Senior Note Indentures” means, collectively:

(a)                                  the First Supplemental Trust Indenture, dated as of August 18, 2000, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $190,000,000 aggregate principal amount of 8.500% senior notes due 2005, and

(b)                                 the Second Supplemental Trust Indenture, dated as of August 18, 2000, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $200,000,000 aggregate principal amount of 8.875% senior notes due 2010;

“Senior Subordinated Note Indenture” means the Third Supplemental Trust Indenture, dated as of August 13, 2001, between the Guarantor and Bank One Trust Company, N.A. as Trustee, supplementing the Indenture dated as of April 2, 1999, authorizing the issuance and delivery of up to $300,000,000 aggregate principal amount of 10.875% senior subordinated notes due 2008;

“Spot Buying Rate” means:

(a)                                  in respect of conversions from Canadian Funds to U.S. Funds or vice versa the Bank of Canada noon spot rate for Canadian Funds against U.S. Funds or U.S. Funds against Canadian Funds (as quoted or published from time to time by the Bank of Canada), as the case may be, on the relevant date of determination, and

(b)                                 in respect of conversions to Canadian Funds or U.S. Funds of currencies other than Canadian Funds or U.S. Funds, Royal’s spot buying rate in Canadian Funds or U.S. Funds, as the case may be, for purchasing any such foreign currency on the relevant date of determination;

“Standby Fees” means the standby fees payable by the Borrower to Royal pursuant to §3.26;

“Stock” means all shares, options, warrants, general or limited partnership interests, units or other equivalents (regardless of how designated) of or in a corporation, general partnership, limited partnership, limited liability company, unlimited liability company, joint stock company, or equivalent entity whether voting or nonvoting, including common stock and preferred stock;

“Subordination Agreement” means the subordination agreement dated for reference November 30, 2001 among the Borrower, the Guarantor, certain Guarantor Affiliates and Royal wherein all indebtedness owing by the Borrower to such Guarantor Affiliates and to the Guarantor except for trade accounts payable (including payables for management services) incurred in the ordinary course of business prior to receipt from Royal of a notice of default, in the case of a default in respect of which Royal is required to give notice before it becomes an Event of Default or, an Event of Default, is expressly made subordinate and subject in right of payment as therein provided to the prior payment in full of all indebtedness of the Borrower to Royal under the Agreement, as amended by an amending agreement dated for reference September 15, 2003;

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the Voting Shares or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof;

“Sufficient Copies” means three copies or such other reasonable number of copies of reports, financial statements, certificates and other material required to be delivered by the Borrower or the Guarantor, as the case may be, to Royal pursuant to the Agreement as advised by Royal from time to time in writing;

“Swap Contract” means:

(a)                                  any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)                                 any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement;

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:

(a)                                  for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)                                 for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include Royal);

“Threshold Amount” means US $25,000,000;

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a) (16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year;

“U.S.A.” means United States of America;

“U.S. Advance” means any advance or conversion under the Credit Facility requested by the Borrower in U.S. Funds and advanced in U.S. Funds by Royal;

“U.S. Base Rate” means the rate of interest per annum in effect from time to time that is equal to the greater of:

(a)                                  Royal’s U.S. Base Rate; and

(b)                                 the Federal Funds Effective Rate plus 50 basis points per annum;

“U.S. Funds” and “US$” means lawful currency of the U.S.A. in same day immediately available funds, or, if such funds are not available, the form of money of the U.S.A. that is customarily used in the settlement of international banking transactions on the day payment is due;

“Voting Shares” means shares of any class entitled to vote in all circumstances.

1.2                               Applicable Law

The Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the laws of Canada applicable in the Province of British Columbia.

1.3                               Severability

If any one or more of the provisions contained in the Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained in the Agreement shall not in any way be affected or impaired thereby.

1.4                               Successors and Assigns

The Agreement shall enure to the benefit of and be binding on each of the parties to the Agreement and their respective successors and permitted assigns.

1.5                               Included Words

Where the singular or the masculine are used in the Agreement, the same shall be deemed to include the plural or the feminine or vice versa and a body politic or corporate where the context or the parties so require.

1.6                               Headings and Marginal References

The division of the Agreement into paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

1.7                               Cross References

Unless otherwise stated, a reference in the Agreement to a numbered or lettered paragraph, subparagraph or schedule refers to the paragraph, subparagraph or schedule bearing that number or letter in the Agreement.

1.8                               Use of Word “Including”

The word “including”, when following any general term or statement, is not to be construed as limiting the general term or statement to the specific terms or matters set forth immediately following such word or to similar items or matters, but such general term or statement shall be construed as referring to all items or matters that could reasonably fall within the broadest possible scope thereof.

1.9                               Expiration of Summary of Terms and Conditions

On the Closing Date, all of the terms and conditions of the “Draft Summary of Terms and Conditions” dated September 9, 2003 agreed to by the Borrower, the Guarantor and Royal in connection with the development of the Credit Facility shall be deemed to be merged herein and to expire and shall thereafter have no force and effect.

1.10                        Currency

Unless otherwise specified all statements of, or references to, dollar amounts in the Agreement without currency specification shall mean Canadian Funds.

1.11                        Payment Dates and Interest Calculation

If the date for a payment to Royal of any sum owing hereunder or the date of advance, renewal or conversion of any sum by Royal hereunder is not a Business Day, such payment, advance, renewal or conversion, as the case may be, shall be due or made upon the next immediately succeeding Business Day.

1.12                        Accounting Terms

(a)                                  Accounting terms which are not specifically defined herein shall have the meaning accorded thereto and shall be construed in accordance with GAAP.

1.13                        Schedules

The Schedules to the Agreement shall form an integral part of the Agreement, and are as follows:

Schedule A	Officer’s Compliance Certificate
Schedule B	Unfunded Pension Liabilities
Schedule C	Borrowing Base Certificate
Schedule D	Existing Letters of Credit

2.                                      REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties

Each of the Borrower and the Guarantor represents and warrants to Royal as set forth in this Section 2 of the Agreement. All representations and warranties shall survive all Borrowings and no investigation at any time made by or on behalf of Royal shall diminish in any respect whatsoever its right to rely thereon.

2.2                               Status of the Borrower

The Borrower is a corporation, duly incorporated, validly existing, in good standing with respect to the filing of annual returns under the laws of the Province of British Columbia and is duly qualified, in good standing and authorized to do business in all jurisdictions where the character of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

2.3                               Status of Guarantor

The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, one of the States of the United States of America.

2.4                               Power and Authority

Each of the Borrower and the Guarantor has all requisite corporate power and authority to own its respective properties, has obtained or will obtain, all material Governmental Approvals required at the date hereof to carry on its respective business as now conducted and proposed to be conducted and to enter into and perform its obligations under the Agreement and all instruments and agreements delivered pursuant hereto and thereto.

2.5                               Due Authorization

The Agreement, the Guarantee and every instrument or agreement delivered pursuant hereto has been duly and validly authorized by all requisite actions by the Borrower and the Guarantor and each of such documents has been duly executed by the Borrower and the Guarantor if it is a party thereto and when delivered will be a legal, valid and binding obligation of the Borrower and the Guarantor, as the case may be, enforceable in accordance with its respective terms save as enforcement may be limited by:

(a)                                  applicable bankruptcy, insolvency, moratorium, reorganization and similar laws at the time in effect affecting the rights of creditors generally;

(b)                                 equitable principles which may limit the availability of certain remedies, including the remedy of specific performance; and

(c)                                  the inability of the courts of Canada to give judgement for payment in foreign currencies.

2.6                               No Contravention

The execution, delivery and performance of the Agreement by the Borrower and the Guarantor and the Guarantee by the Guarantor will not contravene any material provision of any regulation, order or permit applicable to the Borrower or the Guarantor, as the case may be, or cause a conflict with or contravention of its respective Charter or cause a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower or the Guarantor, as the case may be, is a party or by which it is bound except such as have been obtained.

2.7                               No Breach

Neither the Borrower nor the Guarantor is in default under any agreement or instrument to which it is a party in any way which materially adversely affects its ability to perform its respective obligations under the Agreement or the Guarantee, as the case may be, and there are no suits or judicial proceedings or proceedings before any governmental commission, board or other agency pending or to the knowledge of the Borrower or the Guarantor, as the case may be, threatened against it which could reasonably be expected to give rise to a judgement or liability which, if satisfied, would have a materially adverse effect on the ability of the Borrower to meet its obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.8                               Leases and Licences

Each of the Borrower and the Guarantor has all leases, licences, permits and consents as are essential for the due carrying on of its respective business in the manner in which its business is carried on and all such leases, licences, permits and consents are in full force and effect and no proceedings relating thereto are pending or known to the Borrower or the Guarantor, as the case may be, to be threatened in any way which would have a material adverse effect on the ability of the Borrower or the Guarantor to meet its respective obligations under the Agreement or the Guarantor to meet its obligations under the Guarantee.

2.9                               No Financial Default

Neither the Borrower nor the Guarantor is in default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be, under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered and to the knowledge of the Borrower and the Guarantor there exists no state of facts which, after notice or lapse of time or both or otherwise, would constitute such a default in any way which materially adversely affects its ability to perform its obligations under the Agreement or the Guarantee, as the case may be.

2.10                        Disclosure of Material Facts

Each of the Borrower and the Guarantor has disclosed to Royal in writing all facts (other than facts which are a matter of public knowledge or record) which materially adversely affect, or so far as it can now reasonably foresee, will materially adversely affect its ability to perform its obligations under the Agreement and, in the case of the Guarantor, under the Guarantee.

2.11                        Consents and Approvals

All consents, approvals, authorizations, declarations, registrations, filings, notices and other actions whatsoever required as at the date hereof by the Borrower and the Guarantor in order to execute and deliver the Agreement and the Guarantee, as the case may be, and all agreements or instruments delivered pursuant thereto, and the consummation of the transactions contemplated hereby, have been obtained, made or taken or will have been obtained, made or taken or waived by Royal on or prior to the Closing Date.

2.12                        Title

The Borrower has good and marketable title to or the right to use all of the assets necessary for the operation of its business except for such defects in title and rights as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.

2.13                        Borrower’s Financial Statements Furnished

The Borrower has furnished Royal with its most recent unaudited financial statements for the fiscal year ended December 31, 2002 and the fiscal quarter ended June 30, 2003, all such financial statements have been prepared in accordance with GAAP applied on a consistent basis, except as stated therein or in the notes thereto, the balance sheets as therein contained present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates thereof and the consolidated statements of income present fairly in all material respects the results of the operations of the Borrower and its Subsidiaries for the period indicated.

2.14                        No Change in Borrower’s Financial Condition

Since June 30, 2003 there has been no material adverse change in the financial condition of the Borrower from that shown on the consolidated financial statements of the Borrower as at that date, except as disclosed to Royal, and any such change will not materially adversely affect the ability of the Borrower to perform its obligations under the Agreement.

2.15                        Guarantor’s Financial Status

The Guarantor has furnished Royal with its most recent annual and quarterly consolidated financial statements, all such financial statements have been prepared in all material respects in accordance with United States Securities and Exchange Commission requirements except as stated therein or in the notes thereto, each balance sheet as therein contained presents fairly, in all material respects, the financial position of the Guarantor and its subsidiaries as at the date thereof.

2.16                        No Change in Guarantor’s Financial Condition

Since the date of the most recent quarterly financial statements of the Guarantor and its Subsidiaries referred to in the preceding paragraph:

(a)                                  there has been no change in the consolidated financial condition of the Guarantor and its Subsidiaries as shown on the Guarantor’s balance sheet as at that date sufficient to impair the Guarantor’s ability to perform its obligations under the Agreement or the Guarantee except as disclosed to Royal, and

(b)                                 the business, operations and assets of the Guarantor and its Subsidiaries on a consolidated basis have not been materially adversely affected as a result of any act or event including, without limitation, fire, explosion, casualty, flood, drought, riot, storm, condemnation, act of God, accident, labour trouble, expropriation or act of any government.

2.17                        Financial Statements Not Misleading

The consolidated financial statements referred to above or any other statement or report furnished to Royal by or on behalf of the Borrower or the Guarantor in connection with the negotiation or confirmation of the transactions contemplated herein do not contain, as at the time such statements or reports were furnished, any untrue statement of a material fact or any omission of a material fact necessary to make the statements contained therein not materially misleading, it being understood by Royal that such statements were prepared by the Guarantor and certain of them do not contain explanatory footnotes, and all such statements and reports, taken as a whole together with the Agreement do not contain any untrue statement of material fact or omit a material fact necessary to make the statements contained therein not materially misleading.

2.18                        Taxes

Each of the Borrower and the Guarantor has filed all material income tax returns which were required to be filed, paid or made provisions for payment of all material taxes (including interest and penalties) which are due and payable, and provided adequate reserves established in accordance with GAAP for the payment of any tax, the payment of which is being disputed.

2.19                        Environmental Law Compliance

The Borrower is in compliance with all Environmental Law in respect of which non-compliance would have a material adverse effect on the ability of the Borrower to perform its obligations under the Agreement.

2.20                        Insurance

Each of the Borrower and the Guarantor:

(a)                                  has insured by financially sound and reputable insurers all assets and property of a character customarily insured by Persons engaged in the same or a similar business, similarly situated, including inventory and business interruption insurance, in such amounts as are customarily insured for by such Persons, or

(b)                                 maintains a program of self-insurance, with reserves, in accordance with sound business practices.

2.21                        ERISA Compliance by Guarantor

(a)                                  each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Plan that is intended to qualify under the Section 401(a) of the Code has received a favourable determination letter from the IRS or an application for such a letter is currently being or will be processed by the IRS with respect thereto and such application is or will be within a remedial amendment period and, to the Guarantor’s knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification which is not correctable without cost or at a cost that is immaterial.  The Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 there are no pending or, to the Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Body, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

(c)

(1)                                  except as specifically disclosed in Annexure I to Schedule B no ERISA Event has occurred within the past 12 years or is reasonably expected to occur;

(2)                                  except as specifically disclosed in Schedule B, no Pension Plan has any Unfunded Pension Liability;

(3)                                  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA, with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA);

(4)                                  neither the Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, could be reasonably expected to result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and

(5)                                  neither the Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

3.                                      THE CREDIT FACILITY

3.1                               Establishment of the Credit Facility

Relying on each of the representations and warranties set out in Section 2 and subject to the terms and conditions set forth herein, Royal agrees to make available to the Borrower:

(a)                                  a committed, revolving credit facility in the principal amount of up to the lesser of:

(1)                                  $10,000,000, or the Equivalent Amount in U.S. Funds; or

(2)                                  the amount of the Collateral Value of the Borrowing Base; and

(b)                                 at Royal’s discretion, on an uncommitted basis, lines of credit in the aggregate principal amount of up to $50,000,000 to cover Swap Termination Values and liabilities of the Borrower or, with the consent of Royal, any of its Subsidiaries in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, to be used by the Borrower (and, in the case of §3.1(b), with the consent of Royal, any Subsidiaries of the Borrower in respect of EFT Transfers and PDS Services) for its general corporate purposes which shall include the refinancing by the Borrower of its existing credit facility with Royal.

3.2                               Currencies and Other Options Available Under the Credit Facility

Subject to the provisions of the Agreement:

(a)                                  the Borrower may, at its option utilize the credit facility established pursuant to §3.1(a) by way of Documentary Credits, and

(b)                                 the Borrower and, with the consent of Royal, any of its Subsidiaries may, at the discretion of Royal, avail themselves of Royal’s facilities in respect of EFT Transfers and PDS Services and Royal may, at its discretion, make Canadian Advances or U.S. Advances available to the Borrower, to provide for Swap Termination Values, and cover for liabilities in respect of EFT Transfers and PDS Services.  Any liabilities in respect of EFT Transfers and PDS Services including overdrafts and cash management debts and liabilities, shall be obligations under the credit facility established pursuant to §3.1(b) and shall be secured by the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees and otherwise be subject to the applicable provisions of the Agreement.

3.3                               Issuance of Documentary Credits

Subject to the provisions of the Agreement, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, Royal will issue Documentary Credits in Canadian Funds or U.S. Funds for the account of the Borrower and its Subsidiaries, and will amend or renew Documentary Credits previously issued by it, in accordance with §3.5, and will honour drafts under the Documentary Credits; provided that Royal will not be obligated issue, renew, increase or extend any Documentary Credits, if as of the date of such Borrowing, the Borrowings under the facility established under §3.1(a) of the Agreement would exceed the lesser of $10,000,000 and the Collateral Value of the Borrowing Base.  Within the foregoing limits, and subject to the terms and conditions of the Agreement, the Borrower’s ability to obtain Documentary Credits shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Documentary Credits to replace Documentary Credits that have expired or that have been drawn upon and reimbursed.  The undrawn face amount of each Existing Letter of Credit shall constitute Borrowings under the credit facility provided for in §3.1(a), and the reimbursement obligations with respect thereto shall be governed by the terms and conditions of the Agreement.

3.4                               Obligation of Royal

Royal shall not be under any obligation to issue or renew or permit renewal of any Documentary Credit if:

(a)                                  any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Royal from issuing such Documentary Credit,

or any law applicable to Royal or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Royal shall prohibit, or request that Royal refrain from, the issuance of documentary credits generally or such Documentary Credit in particular or shall impose upon Royal with respect to such Documentary Credit any restriction, reserve or capital requirement (for which Royal is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Royal any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Royal in good faith deems material to it;

(b)                                 subject to §3.5(b), the expiry date of such requested Documentary Credit would occur more than twelve months after the date of issuance or last renewal, unless Royal has approved such expiry date;

(c)                                  the expiry date of such requested Documentary Credit would occur after the Letter of Credit Expiration Date, unless Royal has approved such expiry date;

(d)                                 the issuance of such Documentary Credit would violate the policies of Royal; or

(e)                                  such Letter of Credit is to be denominated in a currency other than Canadian Funds or U.S. Funds,

and Royal will be under no obligation to amend any Documentary Credit if Royal would have no obligation at such time to issue such Documentary Credit in its amended form under the terms of the Agreement or the beneficiary of such Documentary Credit does not accept the proposed amendment to such Documentary Credit.

3.5                               Procedures for Issuance and Amendment of Documentary Credit; Auto-Renewal of Documentary Credit

(a)                                  Each Documentary Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered Royal in the form of a Documentary Credit Application, appropriately completed and signed by an authorized signatory of the Borrower.  Such Documentary Credit Application must be received by Royal not later than 8:00 a.m. Toronto time at least three Business Days (or such later date and time as Royal may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Documentary Credit, such Documentary Credit Application shall specify in form and detail satisfactory to Royal:

(1)                                  the proposed issuance date of the requested Documentary Credit (which shall be a Business Day);

(2)                                  the amount thereof;

(3)                                  the expiry date thereof;

(4)                                  the name and address of the beneficiary thereof;

(5)                                  the documents to be presented by such beneficiary in case of any drawing thereunder;

(6)                                  the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(7)                                  such other matters as Royal may require,

and the Borrower will, at the time of delivery of the Documentary Credit Application, deliver to Royal a Borrowing Base Certificate and deposit or direct Royal in writing to deposit in the Restricted Cash Collateral Account the amount required to collateralize the Documentary Credit applied for.

In the case of a request for an amendment of any outstanding Documentary Credit, such Documentary Credit Application shall specify in form and detail satisfactory to Royal:

(A)                              the Documentary Credit to be amended;

(B)                                the proposed date of amendment thereof (which shall be a Business Day);

(C)                                the nature of the proposed amendment; and

(D)                               such other matters as Royal may require.

(b)                                 If the Borrower so requests in any applicable Documentary Credit Application, Royal may, in its sole and absolute discretion, agree to issue a Documentary Credit that has automatic renewal provisions (each, an “Auto-Renewal Documentary Credit”); provided that any such Auto-Renewal Documentary Credit must permit Royal to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance or renewal of such Documentary Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Documentary Credit is issued.  Unless otherwise directed by Royal, the Borrower shall not be required to make a specific request to Royal for any such renewal.  Royal shall not permit any such renewal if:

(1)                                  Royal has determined that it would have no obligation at such time to issue such Documentary Credit in its renewed form under the terms of the Agreement (by reason of the provisions of §3.3, §3.4 or otherwise),

(2)                                  one or more of the applicable conditions specified in §3.5 is not then satisfied.  Notwithstanding anything to the contrary contained herein, Royal shall have no obligation to permit the renewal of any Auto-Renewal

Documentary Credit at any time to the extent such non-renewal is permitted by the terms of such Auto-Renewal Documentary Credit.

(c)                                  Promptly after its delivery of any Documentary Credit or any amendment to a Documentary Credit to an advising bank with respect thereto or to the beneficiary thereof, Royal will also deliver to the Borrower a true and complete copy of such Documentary Credit or amendment.

3.6                               Drawings and Reimbursements

(a)                                  Upon receipt from the beneficiary of any Documentary Credit of any notice of a drawing under such Documentary Credit, Royal shall notify the Borrower thereof.  Not later than 12:00 noon Toronto time on the date of any payment by Royal under a Documentary Credit (each such date, an “Honour Date”), the Borrower shall reimburse Royal , in an amount equal to the amount of such drawing.  At the Borrower’s option, it may in, lieu of remitting the amount necessary to reimburse such drawing, send written instruction to Royal not later than 12:00 noon Toronto time, directing Royal to debit the Restricted Cash Collateral Account in the amount necessary to reimburse such drawing.  Such instruction shall be accompanied by a Borrowing Base Certificate showing that after giving effect to such reimbursement (and any permanent reduction in the amount of the Documentary Credit effected by such drawing), there will be no shortfall in the Collateral Value of the Borrowing Base.

(b)                                 With respect to any amount not reimbursed to Royal pursuant to (a), the Borrower shall be deemed to have obtained from Royal an Advance in that amount, which Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Prime Rate.

3.7                               Obligations Absolute

The obligation of the Borrower to reimburse Royal for each drawing under each Documentary Credit and to repay each Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                                  any lack of validity or enforceability of such Documentary Credit, this Agreement, or any other agreement or instrument relating thereto;

(b)                                 the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Documentary Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Royal or any other Person, whether in connection with the Agreement, the transactions contemplated hereby or by such Documentary Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                                  any draft, demand, certificate or other document presented under such Documentary Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Documentary Credit;

(d)                                 any payment by Royal under such Documentary Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Documentary Credit; or any payment made by Royal under such Documentary Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of Documentary Credit, or

(e)                                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Documentary Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify Royal.  The Borrower shall be conclusively deemed to have waived any such claim against Royal and its correspondents unless such notice is given.

3.8                               Role of Royal

In paying any drawing under a Documentary Credit, Royal shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Documentary Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Documentary Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Neither Royal nor any of its correspondents, participants or assignees, shall be liable or responsible for any of the matters described in §3.7(a) through (e); provided that anything in §3.7(a) through (e) or this §3.8 notwithstanding, the Borrower may have a claim against Royal, and Royal may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by Royal’s willful misconduct or gross negligence or Royal’s willful failure to pay under any Documentary Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Documentary Credit.  In furtherance and not in limitation of the foregoing, Royal may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Royal shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Documentary

Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.9                               Letter of Credit Fees

The Borrower shall pay to Royal documentary credit fee for each Documentary Credit equal to the greater of $250 and .375% (37.5 Basis Points) per annum times the daily maximum amount available to be drawn under such Letter of Credit (calculated with reference to the maximum amount in effect under such Documentary Credit at the time of calculation and not calculated with reference to the maximum face amount of such Documentary Credit after giving effect to any increases contemplated therein until such increases occur).  Such documentary credit fees shall be computed on a quarterly basis in arrears.  Such documentary credit fees shall be due and payable on the last Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Documentary Credit, on the expiry date of that Document Credit and thereafter on demand.

3.10                        Conflict with Letter of Credit Application

In the event of any conflict between the terms hereof and the terms of any Documentary Credit Application, the terms hereof shall control.

3.11                        Existing Letters of Credit

The provisions of the Agreement will apply to the Existing Letters of Credit in the same manner as if the Existing Letters of Credit had been issued pursuant to the Agreement.

3.12                        Collateral Coverage; Restricted Cash Collateral

On or prior to the tenth (10th) Business Day of each month, the Borrower shall deliver to Royal a Borrowing Base Certificate as of the last Business Day of the immediately preceding month (each such date a “Re-Margin Date”).  If as of any Re-Margin Date total Borrowings under the credit facility provided for in §3.1(a) exceed the lesser of $10,000,000 and the Collateral Value of the Borrowing Base, the Borrower shall deposit or direct Royal in writing to deposit into the Restricted Cash Collateral Account an amount equal to such excess on or prior to such tenth (10th) Business Day.  If, as of any Re-Margin Date, the Collateral Value of the Borrowing Base exceeds the then outstanding Borrowings under the credit facility provided for in §3.1(a), Royal provided no Event of Default exists as of such Re-Margin Date, shall, upon written request by the Borrower made in the related Borrowing Base Certificate, remit the amount of such excess (the “Excess Amount”) from the Restricted Cash Collateral Account to the Borrower promptly if the Excess Amount consists of Canadian Funds or U.S. Funds and promptly on maturity of each Cash Equivalent if the Excess Amount consists of certificates of deposit or term deposits.  The Excess Amount will be free and clear of the Lien granted in the Restricted Cash Collateral Agreement as of such Re-Margin Date.  The Borrower shall comply with all of its obligations under this §3.12 so long as Royal shall have any commitment under the Agreement, any Obligation hereunder for the payment of money that has accrued and is payable shall remain unpaid or unsatisfied, or any Documentary Credit shall remain outstanding.

3.13                        Security

At all times after the Closing Date, the Obligations shall be secured in accordance with Royal’s Security.  In connection with the pledge of any Collateral which is included in the calculation of the Collateral Value of the Borrowing Base as reflected in a duly executed Borrowing Base Certificate delivered by the Borrower, the Borrower will from time to time execute or cause to be executed such security agreements, control agreements and any other documents incident to the granting or perfection of the Lien in such Collateral as Royal may reasonably request and any such documents will be part of Royal’s Security.  Without limiting any provision of the Restricted Cash Collateral Agreement, the Borrower hereby grants to Royal, a Lien upon the Restricted Cash Collateral to secure the Obligations.

3.14                        Swap Contracts, PDS Services and EFT Transfers

Under the credit facility established pursuant to §3.1(b):

(a)                                  the Borrower may request that Royal enter into Swap Contracts with the Borrower from time to time.  Royal may decline such request or may agree to enter into Swap Contracts, provided:

(1)                                  the Borrower agrees to the terms and conditions of the current applicable Master Agreement or such other similar or standard form of agreement appropriate to the type of Swap Contract, requested by the Borrower as may be required by Royal and enters into and delivers such agreement to Royal;

(2)                                  the Borrower pays all required fees in connection with a Swap Contract and indemnifies Royal against any loss, cost or expense incurred by Royal including any Swap Termination Values;

(3)                                  the Borrower indemnifies Royal against any loss, cost or expense suffered or incurred by Royal as a result of acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with persons reasonably believed by Royal to have been acting on the Borrower’s behalf;

(4)                                  the Borrower agrees that if there is any inconsistency at any time between the terms of the Agreement and any Master Agreement, the terms of such Master Agreement shall prevail; and

(b)                                 the Borrower may request that Royal provide PDS Services and EFT Transfers from time to time.  Royal may decline such request or may agree to provide PDS Services and EFT Transfers, subject to the execution and delivery of Royal’s standard form of agreement appropriate to the type of PDS Services or EFT Transfers requested.

3.15                        Interest Act of Canada

For the purpose of the Interest Act of Canada, the yearly rate of interest to which interest calculated on the basis of a year of 360 or 365 days is equivalent, is the rate of interest determined as herein provided multiplied by the number of days in such year divided by 360 or 365, as the case may be.

3.16                        Default Interest

Default interest payable in the currency of the amount which is overdue shall be paid on all interest, fees and other amounts payable hereunder which are overdue. Default interest with respect to interest, fees and other amounts payable in Canadian Funds shall be at the Prime Rate and with respect to interest, fees and other amounts payable in U.S. Funds shall be at the U.S. Base Rate, as the case may be. Default interest on overdue interest, fees and other amounts shall be compounded monthly and shall be paid on demand both before and after maturity, default and judgement. Default interest shall be computed from and including the date interest, fees or any other amounts payable pursuant to the Agreement become due and shall be paid for so long as such amount or amounts remains unpaid.

3.17                        Indemnity for Out-of-Pocket Expenses

The Borrower agrees to indemnify Royal against any out-of-pocket loss or expense which it may sustain or incur as a consequence of the Borrower’s failure to effect, repay or prepay a Borrowing as specified in any notice of Borrowing delivered by the Borrower pursuant to the Agreement.

3.18                        Effective Time for Section 3 Notices

For the purposes of Section 3 of the Agreement, and unless otherwise specified in Section 3, notices from the Borrower to Royal must be received by Royal prior to 10:00 a.m. local time at Vancouver, British Columbia to be effective on the date on which they are given. Notices received after that local time will take effect from the next Banking Day or Business Day, as the case may be.

3.19                        Increased Costs

Subject to §3.21, if, after the Closing Date, the implementation or introduction of or any change in any applicable law, regulation, treaty, or official directive or regulatory requirement now or hereafter in effect (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any judicial or governmental authority charged with the interpretation or administration thereof, or if compliance by Royal with any request from any central bank or other fiscal, monetary, or other authority (whether or not having the force of law):

(a)                                  subjects Royal to any tax, changes the basis of taxation of payments due to Royal or increases any existing tax, on payments of principal, interest, or other amounts payable by the Borrower to Royal under the Agreement (except for taxes on the overall net income of Royal imposed by the jurisdiction in which it is incorporated or resident or from which it is acting for the purposes of the Agreement, and except for taxes on Royal’s capital or other similar taxes); or

(b)                                 imposes on Royal any other condition with respect to the Agreement,

and the result of (a) or (b) is, in the reasonable determination of Royal acting in good faith, to increase the cost to Royal or to reduce the income receivable by Royal in respect of a Borrowing or Standby Fees payable, or to reduce the rate of return on the overall capital of Royal, the Borrower shall, upon receipt of a certificate from Royal as described below (“Certificate”), pay to Royal that amount which compensates Royal for such additional cost, reduction in income or rate of return (“Additional Amount”) from the date of the Certificate. The Borrower will pay the Additional Amount on the next following 20th day of the month and on the 20th day of each month thereafter until the earlier of (a) the date on which the Additional Amount has been paid in full, and (b) the date on which the Borrower has repaid and/or converted all Borrowings with respect to which a Certificate has been delivered.  Royal shall deliver a Certificate to the Borrower which shall set forth the amount of the Additional Amount and the basis for its calculation which will, in the absence of manifest or demonstrable error, be conclusive evidence of the amount of the Additional Amount.  Royal will use its reasonable efforts to reduce the amount of the Additional Amount payable hereunder provided that Royal will have no obligation to expend its own funds, to suffer any economic hardship or to take any action detrimental to its interest in connection therewith.

3.20                        Borrower’s Option on Receipt of an Increased Costs Certificate

If Royal delivers the Certificate and the Borrower has paid the Additional Amount required to be paid by the Certificate in accordance with the Certificate, then with two Business Days’ prior written irrevocable notice to Royal, the Borrower may within 60 days, prepay in full without bonus or penalty all Borrowings, with respect to which a Certificate has been delivered, interest, fees and other amounts payable hereunder in connection with such Borrowings.

3.21                        Increased Costs Limitation

Royal agrees that:

(a)                                  the increased costs payable by the Borrower pursuant to §3.19 shall not include:

(1)                                  those resulting from any law, regulation, treaty, or official directive or regulatory requirement or amendments thereto of which Royal had knowledge prior to the Closing Date, or

(2)                                  any tax, penalty or other charges payable by Royal due to its failure to pay or delay in paying any amount required to be paid by it referred to in §3.19(a);

(b)                                 it will not charge the Borrower for any increased costs payable by it referred to in §3.19 if it is not at the same time passing similar costs on to substantially all of its customers to whom Royal is, by agreement, entitled to pass on such costs; and

(c)                                  it will use all reasonable efforts to minimize amounts payable by the Borrower hereunder including all reasonable efforts to obtain refunds or credits.

3.22                        Repayment of Credit Facility

On the Maturity Date the Borrower shall repay to Royal the whole of the outstanding amount of Borrowings under the Credit Facility provided for under §3.1(b) together with interest, fees and other amounts due hereunder to such date.  Royal may retain sufficient Restricted Cash Collateral after the Maturity Date to secure its obligations under any Documentary Credits which have not at that time expired or been cancelled or returned and related interest, fees or other amounts by maintaining the Collateral Value of the Borrowing Base.

3.23                        Extension of Maturity Date

Royal in its sole discretion may, at the request of the Borrower, extend the Maturity Date and the Letter of Credit Expiration Date for successive periods of 364 days.  If the Borrower wishes to extend the Maturity Date and the Letter of Credit Expiration Date it shall so notify Royal not more than 90 days and not less than 60 days prior to the then current Maturity Date and Royal shall, within 30 days of receipt of such extension notice, advise the Borrower of its determination in response to any such request.  If Royal determines that it will extend the Maturity Date and the Letter of Credit Expiration Date for 364 days the current Maturity Date, and the current Letter of Credit Expiration Date shall be extended to that date which is 364 days past the current Maturity Date or Letter of Credit Expiration Date, as the case may be.  The Borrower and the Guarantor acknowledge that the rates of interest, Standby Fees, acceptance fees, Documentary Credit Fees and any other fees payable by the Borrower under the Agreement are subject to confirmation by Royal at the time of each request for an extension of the Maturity Date and Letter of Credit Expiration Date.

3.24                        Currency of All Payments

All repayments made by the Borrower pursuant to the Agreement shall be made in the currency of the Borrowing being repaid.

3.25                        Borrower’s Right to Cancel Available Amount of Credit Facility

If the Borrower delivers to Royal three Business Days’ prior irrevocable notice, the Borrower may, without penalty, cancel the available amount of the Credit Facility or a portion thereof in minimum increments of $5,000,000 or any greater amount in whole multiples of $100,000.  Such cancellation shall be effective on the later of the effective Business Day set out in such notice and the third Business Day after such notice.  No cancellation under this §3.25 shall be effective in respect of any portion of the Credit Facility which has been advanced or utilized until such advance or utilization has been repaid or reduced and all interest and fees accruing thereon have been paid.  Any such amount so cancelled shall permanently reduce the available amount of the Credit Facility thereafter available for Borrowings by a like amount.

3.26                        Standby Fees

Subject to §3.27, the Borrower shall pay to Royal a Standby Fee on the amount of the Credit Facility established pursuant to §3.1(a) not utilized by the Borrower from and including the Closing Date to and including the Maturity Date.  In determining the amount of the Credit Facility established pursuant to §3.1(a) not utilized by the Borrower, the face amounts of Documentary Credits denominated in U.S. Funds shall be deemed to be the Equivalent Amount thereof in Canadian Funds.  The Standby Fee shall be paid in Canadian Funds calculated on a daily basis and shall be equal to .20% (20 Basis Points) per annum times the amount not utilized under the Credit Facility established pursuant to §3.1(a) (computed on the basis of a year of 365 days), accruing from and including the Closing Date.  The Borrower will pay Standby Fees quarterly, in arrears, commencing on November 1, 2003 and thereafter on the first Business Day of each ensuing third month until the Maturity Date on which the Credit Facility is repaid by the Borrower at which time the Borrower will pay to Royal all accrued and unpaid Standby Fees.

3.27                        Standby Fees Waived

If Royal terminates its obligations to make the Credit Facility available to the Borrower pursuant to §7.2(a) the Borrower shall cease to be obligated to pay Standby Fees from the Business Day next following the effective date of such termination.

3.28                        Arrangement Fee

The Borrower shall pay to Royal an arrangement fee of $15,000 on the Closing Date.

3.29                        Evidence of Indebtedness

Royal shall open and maintain on its books at its Branch of Account, accounts and records evidencing Borrowings and other amounts owing by the Borrower to Royal under the Agreement.  Royal shall record Documentary Credits issued and cancelled by it and all other amounts becoming due to it under the Agreement including interest, Documentary Credit Fees, Standby Fees and other fees and amounts and all payments on account thereof. Such accounts and records maintained by Royal shall constitute, in the absence of manifest or demonstrable error, prima facie evidence of the indebtedness of the Borrower to Royal pursuant to the Agreement, the date Royal made each Borrowing available to the Borrower and the amounts the Borrower has paid from time to time on account of principal and interest on the Borrowings, Documentary Credit Fees, Standby Fees and other fees and amounts payable pursuant to the Agreement and all other amounts owing hereunder.

3.30                        Determination of Available Amount of the Credit Facility

The available amount of the Credit Facility shall always be determined in Canadian Funds, with Borrowings by way of Documentary Credits in U.S. Funds converted to Canadian Funds by determining the Equivalent Amount of any such Documentary Credit in U.S. Funds.

4.                                      SECURITY FOR BORROWINGS

4.1                               Release of Certain Security

As of the Closing Date, the Security Agreement, the Section 427 Security and Borrower Subsidiaries’ Security Agreements are hereby terminated and any security interests granted thereunder are hereby released.  On the Closing Date, Royal will execute and deliver to the Borrower such releases, reconveyances, termination statements or other documents (“Release Documents”) as may be required to release the security interests granted thereunder.

4.2                               Security for Borrowings

As general and continuing security for the performance of all obligations of the Borrower hereunder and the prompt payment when due by the Borrower of Borrowings under the Credit Facility and interest thereon and all other money for the time being and from time to time owing by the Borrower hereunder, including Standby Fees, Documentary Credit Fees and other fees, default interest, fees for Swap Contracts, Swap Termination Values, fees and liabilities in respect of EFT Transfers and PDS Services, the Borrower shall, subject to the provisions of this Agreement, execute and deliver, or cause to be executed and delivered to Royal the following:

(a)                                  the Restricted Cash Collateral Agreements;

(b)                                 the Subordination Agreement;

(c)                                  the Guarantee;

(d)                                 the Borrower Subsidiaries’ Guarantees; and

(e)                                  Borrower Guarantees.

4.3                               Conflict Between the Agreement and Royal’s Security

Except for the choice of law provisions in the Guarantee and those provisions in Royal’s Security describing the collateral over which security is taken or which allow for dispositions of such collateral free from such security, which shall prevail, if there is any discrepancy or inconsistency between the terms of the Agreement and the terms of Royal’s Security the terms of the Agreement shall prevail.

4.4                               Payment

Notwithstanding that the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees are expressed to be payable on demand, Royal will not demand payment thereof except when an Event of Default has occurred and is continuing.

4.5                               Guarantees

Notwithstanding the aggregate dollar limitations on liability under the Guarantee, the Borrower Guarantees and the Borrower Subsidiaries’ Guarantees, Royal acknowledges that the respective dollar limitations set out in those guarantees are not intended to be cumulative.

5.                                      CREDIT FACILITY CONDITIONS PRECEDENT

5.1                               Conditions Precedent to Initial Borrowings

Royal shall not be obliged to make an initial advance of the Credit Facility unless, on the Closing Date, all representations and warranties contained in Section 2 are true and correct, no Event of Default has occurred and is continuing and upon each of the following conditions being satisfied:

(a)                                  delivery by the Borrower to Royal of the following:

(1)                                  duly executed copies of the Agreement together with all documents which the Borrower has covenanted to deliver under the Agreement and any other documents or instruments as in the opinion of counsel for Royal are reasonably necessary or appropriate to render effective the Agreement;

(2)                                  a certificate of good standing for the Borrower and each of the Borrower Subsidiaries from the Office of the British Columbia Registrar of Companies;

(3)                                  a certified copy of a resolution or resolutions of the board of directors of the Borrower or a duly constituted and authorized committee of its directors and each of the Borrower Subsidiaries authorizing it to execute, deliver and perform its obligations under the Agreement and Royal’s Security and the instruments, agreements, certificates, papers and other documents contemplated herein and therein and the manner in which and by whom the foregoing documents are to be executed and delivered;

(4)                                  an incumbency certificate of the Borrower and each of the Borrower Subsidiaries setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement and Royal’s Security and the instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

(5)                                  a certificate signed by the Chief Financial Officer or other responsible person certifying:

(A)                              that the Guarantor is not in default under the Guarantor Credit Agreement;

(B)                                there is no material litigation pending or threatened against the Borrower other than as disclosed in the June 30, 2003 quarterly report;

(C)                                there has been no material adverse change in the financial conditions and operations of Guarantor or any of its Subsidiaries since the date of the Guarantor’s most recent financial statements referred to in §2.15 of the Agreement;

(6)                                  a favourable opinion of counsel for the Borrower (in form and content satisfactory to the solicitors for Royal) to the effect that:

(A)                              the Borrower and each of the Borrower Subsidiaries validly exists as a company under the British Columbia Company Act and is, according to the records of the office of the Registrar of Companies for the Province of British Columbia, in good standing with respect to the filing of its annual reports;

(B)                                the Borrower and each of the Borrower Subsidiaries have the corporate power and capacity to borrow money and grant security therefore in the manner contemplated by the Agreement and Royal’s Security and to enter into, observe and perform the terms and obligations on its part to be observed and performed under the Agreement and Royal’s Security;

(C)                                the Borrower has duly authorized, executed and delivered the Agreement and that Royal’s Security to which it is a party and each of the Borrower Subsidiaries have duly authorized, executed and delivered that Royal’s Security to which it is a party, the Agreement and such Royal’s Security constitute valid, binding and enforceable obligations of the Borrower and the Borrower Subsidiaries (as applicable) in accordance with its terms, save as enforcement may be limited by:

(i)                                     applicable bankruptcy, insolvency, moratorium or reorganization or other laws affecting creditors’ rights generally;

(ii)                                  the unavailability of equitable remedies such as the remedy of specific performance and injunction in any particular instance;

(iii)                               the inability of the Courts of Canada to give judgement for payment in foreign currencies; and

(iv)                              such other qualifications and limitations as counsel for Royal may accept acting reasonably;

(D)                               so far as they are aware in their capacity as counsel for the Borrower in respect of this transaction, there are no actions, proceedings or investigations pending or threatened against the Borrower which question the validity of the Agreement or Royal’s Security or the validity of any act to be taken pursuant thereto, and, in addition, dealing with such other matters incidental to the transactions contemplated by the Agreement as Royal may reasonably and properly require;

(7)                                  an opinion of Messrs. Bull, Housser & Tupper, counsel for Royal (in form and content satisfactory to Royal but subject to the usual assumptions and qualifications) to the effect that the Agreement and Royal’s Security have been executed by all parties thereto and delivered to Royal and that such items of Royal’s Security which require registration or filing have been registered or filed in all places and offices in British Columbia and elsewhere (as may be determined by counsel for Royal) where such registration or filing is necessary;

(b)                                 delivery by the Guarantor to Royal of the following:

(1)                                  the duly executed Guarantee and Subordination Agreement;

(2)                                  a certificate of good standing for the Guarantor;

(3)                                  a certified copy of a resolution or resolutions of the Guarantor’s board of directors or a duly constituted and authorized committee of the Guarantor’s board of directors authorizing the Guarantor to execute, deliver and perform its obligations under the Agreement and the instruments, agreements, certificates, papers and other documents contemplated herein, including the Guarantee and the Subordination Agreement and the manner in which and by whom the foregoing documents are to be executed and delivered;

(4)                                  an incumbency certificate of the Guarantor setting forth the names of its directors and officers and specimen signatures of the individuals who sign the Agreement, the Guarantee, the Subordination Agreement and the other instruments, agreements, certificates, papers and other documents provided for or contemplated therein;

(5)                                  a favourable opinion of counsel for the Guarantor (in form and content satisfactory to the solicitors for Royal) substantially to the effect that:

(A)                              the Guarantor is a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., and is in good standing in that jurisdiction;

(B)                                the Guarantor has all requisite corporate power and capacity to guarantee the obligations of the Borrower, to enter into, observe and perform its obligations under the Agreement, the Guarantee and the Subordination Agreement;

(C)                                the Guarantor has taken all necessary corporate action to authorize the execution, delivery and performance of its obligations under the Agreement, the Guarantee and the Subordination Agreement;

(D)                               each of the Agreement, the Guarantee and the Subordination Agreement has been duly authorized, executed and delivered by the Guarantor and constitutes legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its respective terms, save as enforceability may be limited by:

(i)                                     applicable bankruptcy, insolvency, fraudulent transfer, moratorium or reorganization or other similar laws affecting creditors’ rights generally, and

(ii)                                  general principles of equity and the unavailability of the remedies of specific performance and injunction in any particular instance;

(E)                                 so far as they are aware in their capacity as counsel to the Guarantor, there is no action, suit, proceeding or investigation pending or threatened against the Guarantor which questions the validity of the Agreement, the Guarantee or the Subordination Agreement or the validity of any act to be taken pursuant thereto;

(F)                                 so far as they are aware in their capacity as counsel to the Guarantor, neither the execution and delivery of the Agreement, the Guarantee or the Subordination Agreement by the Guarantor nor the fulfilment or compliance with the terms thereof:

(i)                                     contravenes or results in a breach of any of the terms, conditions or provisions of the Charter of the Guarantor, or

(ii)                                  contravenes or results in any breach of or constitutes a default under any material agreement to which the Guarantor is a party or by which it is bound;

(c)                                  the Borrower shall have paid all fees and expenses then due to Royal including the arrangement fee due under §3.28 and any reasonable legal fees invoiced prior to the Closing Date.

5.2                               Conditions Precedent to Subsequent Borrowings

It shall be a condition of each advance, renewal or conversion that the representations and warranties contained in Section 2 hereof shall be true on and as of the date of each advance, renewal or conversion and that Royal is satisfied that there has been no material adverse change in the financial condition or operation of the Borrower or the Guarantor.  The Borrower will, upon request of Royal, deliver to Royal a certificate or certificates of an officer on behalf of the Borrower or the Guarantor to that effect.

6.                                      COVENANTS OF THE BORROWER AND THE GUARANTOR

6.1                               Borrower’s Covenants

The Borrower covenants and agrees with Royal as follows:

Positive Covenants of Borrower

(a)                                  that it will duly and punctually pay or cause to be paid all amounts required to be paid by it to Royal pursuant to the Agreement, including principal, interest, default interest, Documentary Credit Fees, Swap Termination Values, Standby Fees, fees for Swap Contracts and any other fees and amounts, on the day, at the place, in the Currencies and in the manner set forth herein;

(b)                                 that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be observed and performed as set forth in the Agreement and Royal’s Security;

(c)                                  that it will maintain Insurance Coverage at all times and will forthwith notify Royal upon the happening of any loss which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and if Insurance Coverage is provided by third party insurers, it shall duly and punctually pay all premiums and other sums of money for maintaining such insurance;

(d)                                 that it will and it will cause each of its Subsidiaries to file all material tax returns including income tax returns, corporation capital tax returns and other tax filings in all required jurisdictions;

(e)                                  that it will and it will cause each of its Subsidiaries to pay all material taxes (except taxes in dispute which are being contested in good faith) including interest and penalties and will pay or make adequate reserves for the ultimate payment of any tax payment which is being contested;

(f)                                    that it will and it will cause each of its Subsidiaries to actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of any action, suit, litigation or other proceeding the result of which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower;

(g)                                 that it will and it will cause each of its Subsidiaries to effect a timely and provident settlement of or bring an application to stay any writ of execution, attachment or similar process issued or levied against all, or a substantial portion of, its property or the property of any of its Subsidiaries in connection with any judgement against it or any of its Subsidiaries in an amount which materially adversely affects the financial condition or operations of the Borrower;

(h)                                 that it will and it will cause each of its Subsidiaries to observe and comply with the provisions of all applicable laws, regulations, bylaws, ordinances and orders of any Governmental Body dealing in relation to its business or the business of any of its Subsidiaries with pollution of the environment, toxic and hazardous materials and waste and other environmental hazards, unless the failure to so observe and comply would not, in the judgement of the Borrower, reasonably exercised, materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

(i)                                     that it will, as soon as practical after it becomes aware thereof, provide Royal with prompt notice of:

(1)                                  any spills of Contaminants which are required to be reported to any Governmental Body, and

(2)                                  of any investigations, control orders, stop orders, injunctions, prosecutions or lawsuits under any federal, provincial, municipal or other laws relating to pollution of the environment, the handling of toxic or hazardous materials and waste or any other environmental or public health and safety laws, and which, in either such case, would, in the judgement of the Borrower, reasonably exercised, have a material adverse effect on the business or financial condition of the Borrower or any of its Subsidiaries and which would materially adversely affect the ability of the Borrower to meet its obligations under the Agreement;

(j)                                     that it will cause its Chief Financial Officer, such other senior officer as may be appropriate or its auditor, to meet with Royal to discuss and explain, as the case may be, any of its affairs, finances and accounts and to provide such other information pertaining to its business and operations together with such reports and documents as Royal may reasonably require;

(k)                                  that it will permit representatives and independent contractors of Royal to visit and inspect any of its or its Subsidiaries’ properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their corporate affairs, finances and accounts with directors, officers, and independent chartered accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower except that, when an Event of Default exists, Royal may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice;

(l)                                     that it will maintain and it will cause each of its Subsidiaries to maintain in full force and effect all material leases, licences, permits, consents and regulatory approvals necessary for the due carrying on of their respective businesses;

(m)                               that it will maintain and it will cause each of its Subsidiaries to maintain their respective corporate existences as validly subsisting corporations;

(n)                                 that it will give to Royal prompt notice of any Event of Default or any event that with notice or lapse of time would be an Event of Default;

(o)                                 that it will use Borrowings solely for the purposes set forth in §3.1 and for no other purpose;

Negative Covenants of the Borrower

(p)                                 that, without the prior written consent of Royal, and except for mergers, amalgamations and corporate reorganizations between or among any of the Borrower, LP Forest and LP Engineered, with respect to LP Forest and with respect to LP Engineered, it will not, nor will it permit any Subsidiary to merge, amalgamate, enter into any corporate reorganization or otherwise modify its corporate structure in any way which would materially adversely affect its asset base or consolidated cash flow or impair the ability of the Borrower to observe and perform its obligations under the Agreement;

(q)                                 that, except for Dispositions among or between any of the Borrower, LP Forest and LP Engineered, by LP Forest and by LP Engineered, it will not and it will cause each of its Subsidiaries not to make any Disposition of any of its property or assets except for:

(1)                                  Dispositions of inventory or current assets in the ordinary course of business and on commercially reasonable terms it being acknowledged that sales and transfers of inventory and related property and assets to the Guarantor are in the ordinary course of business;

(2)                                  Dispositions of individual items of property or assets in any fiscal year having an aggregate value of $5,000,000 or less based on the greater of net book value or the value determined by the value of the sale or disposition, or

(3)                                  Dispositions of assets as approved in writing by Royal;

(r)                                    that it will not allow the aggregate of the principal amount of Borrowings under the credit facility established pursuant to §3.1(a) to exceed at any time the Collateral Value of the Borrowing Base set out in the then current Borrowing Base Certificate;

(s)                                  that, without the prior written consent, of Royal, it will not grant, create, assume, suffer or permit any Lien on the Restricted Cash Collateral except for Royal’s Security;

Reporting Covenants of the Borrower

(t)                                    that it will and it will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal within 90 days after the close of each fiscal year Sufficient Copies of its unaudited consolidated financial statements, signed by a Responsible Officer;

(u)                                 except for the year end fiscal quarter, it will deliver to Royal within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly unaudited consolidated financial statements signed by a Responsible Officer;

(v)                                 that it will deliver to Royal on or prior to the date reasonably stipulated by Royal Sufficient Copies of the Borrower’s (or any of its Subsidiaries), financial and operating statements, budgets, business and capex plans together with such other information, reports and documents as Royal may reasonably request;

(w)                               that it will provide prompt notice to Royal of any change to the financial position or business of the Borrower or any of its Subsidiaries which could have a material adverse effect on its financial position, business or ability to perform its obligations under the Agreement;

(x)                                   that it will deliver to Royal the Borrowing Base Certificate as required by §3.5 and §3.12.

6.2                               Guarantor’s Covenants

The Guarantor covenants with Royal as follows:

Positive Covenants of the Guarantor

(a)                                  that it will duly observe and perform or cause to be observed and performed each and all of the covenants and agreements required by it to be performed and observed as set forth in the Agreement and the Guarantee;

(b)                                 that it will at all times maintain such insurance as is usually maintained by others in the business of the same nature as the business of the Guarantor and each of its Subsidiaries, as the case may be, or maintain a program of self-insurance, with reserves, in accordance with sound business practices;

(c)                                  that it will, maintain its web site and post in a timely manner copies of all public documents filed with the U.S. Securities and Exchange Commission (with the exception of Forms S-8);

(d)                                 that it will give Royal at least 15 days’ notice of its intention to transfer, mortgage, pledge, charge or otherwise encumber or grant a security interest in any shares of the Borrower in which it has a legal or beneficial interest;

(e)                                  it will provide Royal with copies of all certificates, notices and other information it is required to deliver to the administrative agent pursuant to sections 6.02 and 6.03 of the Guarantor Credit Agreement;

Negative Covenants of the Guarantor

(f)                                    that it will not, without the consent in writing of Royal, merge or consolidate with any other Person or liquidate or dissolve except for mergers or consolidations with any other Person if the Guarantor (or the resulting corporation in a consolidation) will be the surviving corporation and the Guarantor (or such resulting corporation) will not be in default under any of the terms of the Guarantor Credit Agreement immediately after the merger or consolidation;

Reporting Covenants of the Guarantor

(g)                                 that it will at all times maintain its corporate existence and will carry on and conduct its business in a proper and efficient manner and it will and will cause each of its Subsidiaries to at all times keep or cause to be kept proper books of account and that it will furnish to Royal at the Branch of Account within 90 days after the close of each fiscal year Sufficient Copies of its annual consolidated audited financial statements, all in reasonable detail and prepared in accordance with GAAP, reported on by its auditor and accompanied by their signed report which shall contain no material qualifications as to the scope of their examination except as to the furnishing of information to them, and, except for the year end fiscal quarter, within 45 days of the close of each fiscal quarter Sufficient Copies of its quarterly consolidated unaudited financial statements prepared in accordance with GAAP subject only to normal year-end audited adjustments and the absence of footnotes including a consolidated summary balance sheet, a consolidated summary statement of income and a consolidated statement of cash flows, signed by a Responsible Officer;

(h)                                 that it will, contemporaneously with delivery to the administrative agent pursuant to the Guarantor Credit Agreement, deliver Sufficient Copies of the Compliance Certificate to Royal;

(i)                                     that, except for the year-end fiscal quarter, within 45 days of the close of each fiscal quarter and within 90 days of the close of each fiscal year, it will deliver to Royal a certificate signed by a Responsible Officer in substantially the form attached as Schedule A;

(j)                                     that it will, contemporaneously with delivery to Bank of America, N.A., the administrative agent under the Guarantor Credit Agreement, deliver to Royal a copy of the US$ Borrowing Base Certificate;

6.3                               Environmental Law

Nothing in the Agreement shall abridge or affect the rights of Royal in respect of the Borrower pursuant to any Environmental Law.

7.                                      EVENTS OF DEFAULT

7.1                               Definition of Event of Default

The occurrence of any one or more of the following events constitutes an Event of Default hereunder:

(a)                                  if the Borrower makes default in any payment of principal, interest, acceptance fees, Documentary Credit Fees, default interest, Standby Fees, Swap Termination Values, fees for Swap Contracts, any other fees or other like amounts when the same becomes due under the Agreement or with respect to an Obligation and such default shall have continued for a period of five Business Days after notice has been given by Royal to the Borrower;

(b)                                 if the Borrower or Guarantor makes, suffers or permits a material default in observing or performing any other covenant or condition of the Agreement, or, in the case of the Borrower, any Swap Contract or any other material agreement with Royal and such default shall have continued for a period of five Business Days after notice in writing has been given by Royal to the Borrower specifying such default;

(c)                                  if the Borrower makes default in any payment of an Additional Amount or like payment when the same becomes due under the Agreement and such default shall have continued for a period of ten Business Days after notice has been given by Royal to the Borrower;

(d)                                 if an “Event of Default” (as defined therein) resulting from the failure to make any payment of principal, interest or premium when due and payable under the Indentures (after giving effect to any cure or grace period provided therein) or to repurchase or redeem any note issued under the Indentures when required thereby occurs and is continuing or any other “Event of Default” occurs and is continuing under the Indentures and results in the “Indebtedness” (as defined in the Indentures) under the Indentures being accelerated;

(e)                                  if there is a default by the Borrower (other than a default under the Agreement) which results in the acceleration of payment by the Borrower or any of its Material Canadian Subsidiaries of obligations for borrowed money in excess of $5,000,000;

(f)                                    if any representation, warranty or statement made by the Borrower, the Borrower Subsidiaries in the Borrower Subsidiaries’ Guarantees or the Guarantor herein or in the Guarantee or in any certificate pursuant to the Agreement or the Guarantee shall, in Royal’s opinion, prove to have been materially incorrect on the date as of which it was made in any respect materially adverse to Royal and Royal shall have so notified the Borrower;

(g)                                 if:

(1)                                  an order be made or an effective resolution be passed for the winding-up of the Borrower or, without the prior written consent of Royal, any of its Material Canadian Subsidiaries or if the Borrower or any of its Subsidiaries on its own behalf shall make an assignment for the benefit of its creditors or if the Borrower or any of its Subsidiaries shall be declared bankrupt or make an authorized assignment or if a custodian or receiver be appointed under the Bankruptcy and Insolvency Act or if a compromise or arrangement (including a compromise, arrangement, reorganization or other like restructuring commenced by the Borrower which adversely affects its creditors under any Federal or Provincial statute including the Companies’ Creditors Arrangement Act or the British Columbia Company Act) is proposed by the Borrower or any of its Subsidiaries to creditors generally or any significant class of creditors, or if a receiver, receiver-manager or other officer with like powers shall be appointed, or if an encumbrancer shall take possession of the property of the Borrower or any of its Subsidiaries or any part thereof, which is, in the reasonable opinion of Royal, material to the business of the Borrower and its ability to perform its obligations under the Agreement or if a distress or execution or any similar process be levied or enforced against a substantial or essential part of such property and remain unsatisfied for a period of thirty days, unless such distress, execution or similar process is in good faith disputed by the Borrower or any such Subsidiary and, if so required by Royal, the Borrower or any such Subsidiary provides adequate security to pay in full the amount claimed; or

(2)                                  the Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(h)                                 if the Agreement or any of Royal’s Security shall at any time cease to be in full force and effect (other than by expiration or termination in accordance with its terms for reasons other than the default of the Borrower) or if a Court of competent jurisdiction shall declare the Agreement to be null and void or if the Borrower shall contest the validity or enforceability thereof or if the Borrower shall deny that it has any further liability or obligation hereunder or if any of Royal’s Security for any reason ceases, other than in accordance with its terms, to constitute valid and subsisting security upon any material part of the property and assets of the Borrower or its Subsidiaries as described therein;

(i)                                     if a writ of execution, attachment or similar process has been issued or levied against all, or a substantial portion of, the property of the Borrower or any of its Subsidiaries in connection with any judgement against the Borrower or any of its Subsidiaries in any amount in excess of $1,000,000 which materially affects the property of the Borrower or any of its Subsidiaries, and no application has been brought to stay such writ of execution, attachment or similar process which application has, in the reasonable opinion of Royal, a reasonable chance of success;

(j)                                     if it shall become illegal or unlawful for the Borrower or any of its Subsidiaries or the Guarantor to carry on its business or to perform its obligations under the Agreement;

(k)                                  if the Borrower or any of its Subsidiaries suspends or ceases or threatens to suspend or cease business, unless otherwise permitted under §6.1(p) hereof;

(l)                                     if the Borrower or any of its Subsidiaries makes or threatens to make a Disposition of all or a substantial part of its undertaking, property and assets, whether in one transaction or in a series of related transactions, unless otherwise permitted under §6.1(q) hereof;

(m)                               An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.

7.2                               Remedies

If an Event of Default occurs and is continuing, provided the Event of Default has not been waived by Royal or the Borrower has not theretofore remedied all outstanding Events of Default within the prescribed time period or such longer period of time as Royal may permit, Royal may, by notice to the Borrower:

(a)                                  terminate its obligations hereunder to make the Credit Facility available to the Borrower, issue Documentary Credits, enter into Swap Contracts or provide EFT Transfers or PDS Services;

(b)                                 declare Borrowings under the Credit Facility, interest, Standby Fees, Documentary Credit, Fees, costs including Swap Termination Values and any other moneys owing to Royal by the Borrower under the Agreement, including amounts owing or liabilities in respect of Documentary Credits, EFT Transfers and PDS Services which have not yet matured, to be immediately due and payable on the date which is fifteen Business Days after Royal delivers such notice to the Borrower, or that earlier date on or after delivery of such notice when Royal determines in its reasonable discretion that the business or operations of the Borrower may be materially prejudiced, endangered or adversely affected (“Acceleration Date”) and such moneys and liabilities shall forthwith become due and payable on the Acceleration Date without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived;

(c)                                  enforce all rights and remedies granted under Royal’s Security provided that any enforcement shall not be commenced until after the Acceleration Date;

(d)                                 convert U.S. Advances to Canadian Funds;

(e)                                  terminate any Swap Contract in accordance with its terms;

(f)                                    terminate any agreement relating to EFT Transfer or PDS Services in accordance with its terms.

The Borrower expressly acknowledges and agrees that the date which is fifteen Business Days after Royal delivers such notice to the Borrower affords and will afford a reasonable period of time to make payment of the outstanding balance advanced under the Credit Facility, interest, Standby Fees, Documentary Credits, Swap Termination Values, outstandings in respect of EFT Transfers and PDS Services, fees, costs and other moneys owing by the Borrower under the Agreement.  Royal acknowledges and agrees that interest, if any, earned or received by it as a result of the redeployment or other application of moneys paid by the Borrower pursuant to a demand made under §7.2(b) in respect of Documentary Credits which have not yet matured shall be credited or otherwise applied for the benefit of the Borrower.

If there are Documentary Credits outstanding on the Acceleration Date, amounts held in Restricted Cash Collateral Accounts may be applied by Royal to Royal’s payment obligations, if any, pursuant to Documentary Credits, and any balances in such accounts shall be retained by Royal as security for Royal’s obligations under Documentary Credits which have not yet matured.

7.3                               Remedies Cumulative

No remedy conferred on Royal under the Agreement is intended to be exclusive.  Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or equity or by statute or otherwise. The exercise or commencement of exercise by Royal of any one or more of such remedies shall not preclude the simultaneous or later exercise by Royal of any or all other such remedies.

7.4                               Waivers

Royal may, by written instrument at any time and from time to time waive any breach by either the Borrower or the Guarantor of any of the covenants or Events of Default herein.  No course of dealing between either the Borrower or the Guarantor and Royal nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of Royal.

7.5                               Application of Payments Following Acceleration

After the Acceleration Date, Royal may apply any moneys received by it towards repayment of Borrowings under the Credit Facility as it deems appropriate.  Royal agrees to use reasonable efforts to apply moneys received by it to first repay Borrowings under the Borrowing Options which do not have redeployment costs associated with payment prior to the maturity dates of such Borrowings.

7.6                               Royal May Perform Covenants

If the Borrower shall fail to perform any of its obligations under any covenant contained in the Agreement Royal may, after an Event of Default, upon five Business Days’ prior notice to the Borrower, perform any such covenant capable of being performed by it and, if any such covenant requires the payment or expenditure of money, it may make such payment or expenditure with its own funds.  All amounts so paid by Royal hereunder shall be repaid by the Borrower and shall bear interest at the Prime Rate from and including the date paid by Royal hereunder to but excluding the date such amounts are repaid in full by the Borrower.

7.7                               Waiver of Certain Defaults under Prior Credit Agreement

Royal hereby waives any default or Event of Default occurring prior to the Closing Date which would not constitute a default or Event of Default under the Agreement as amended and restated herein had it been in effect at the time of the occurrence of such default or Event of Default.  In addition, Royal hereby waives any default or Event of Default arising under Section 7.1(f) of the Agreement to the extent that the representation, warranty or statement which is the subject of such default or Event of Default is made with respect to a covenant, term, agreement or provision of the Prior Credit Agreement which was applicable under the Prior Credit Agreement but which is not applicable under the Agreement.  Except as set forth in the immediately preceding sentence, nothing contained herein shall be deemed a waiver of (or otherwise affect Royal’s ability to enforce) any default or Event of Default under the Agreement, whether arising before or after the Closing Date.

8.                                      GENERAL

8.1                               Waiver

No failure or delay on the part of Royal in exercising any right, power or privilege hereunder shall impair such right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.2                               Effect of Amendment, Modification or Waiver

No amendment, modification or waiver of any condition of the Agreement or consent to any departure by the Borrower therefrom shall, in any event, be effective unless the same shall be in writing signed by Royal.  No notice to or demand on the Borrower shall by reason thereof entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in the Agreement.

8.3                               Time of the Essence

Time shall be of the essence hereof.

8.4                               Further Assurances

Each of the Borrower, the Guarantor and Royal will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents (including certificates, declarations, affidavits, reports and opinions) and things as Royal, the Borrower or the Guarantor may reasonably require for the purpose of giving effect to the Agreement.

8.5                               Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, Royal is authorized at any time or from time to time after the Acceleration Date, without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, compensate and to appropriate and to apply any and all deposits, matured or unmatured, general or special, held for or in the name of the Borrower and any other indebtedness or liability at any time owing or payable by Royal to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower due and payable to Royal under the Agreement including all claims of any nature or description arising out of or connected with the Agreement, irrespective of currency and whether or not Royal has made any demand under the Agreement and although these obligations, liabilities or claims of the Borrower are contingent or unmatured.  Royal and the Borrower acknowledge and agree that this paragraph is not intended to create and shall not be construed as creating and does not create a security interest in any property of the Borrower.

8.6                               Judgement Currency

If for the purposes of obtaining judgement in any court in any jurisdiction or for any other purpose hereunder it becomes necessary to convert into the currency of such jurisdiction (“Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then such conversion shall be made at the Spot Buying Rate prevailing on the Business Day before the day on which judgement is given.  In the event that there is a change in the Spot Buying Rate prevailing between the Business Day before the day on which the judgement is given and the date of payment of the amount due, the Borrower shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the Spot Buying Rate prevailing on the date of payment, is the amount then due under the Agreement in such other currency. Any additional amount due from the Borrower under this §8.6 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of the Agreement.

8.7                               Account Debit Authorization

The Borrower authorizes and directs Royal to automatically debit, by mechanical, electronic or manual means, the bank accounts of the Borrower maintained with Royal for all amounts payable under the Agreement, including but not limited to the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

8.8                               Expenses

Except as otherwise provided in the Agreement all statements, certificates, opinions and other documents or information required to be furnished to Royal by the Borrower under the Agreement shall be supplied by the Borrower without cost to Royal.  In addition, the Borrower agrees to pay promptly to Royal on demand, all reasonable legal fees and other reasonable expenses which are incurred from time to time by Royal in respect of the documentation, preparation, registration, execution and enforcement of the Agreement (including any value added, goods and services, Provincial Sales Tax, business transfer tax or other similar taxes payable in connection with the execution, delivery or enforcement of the Agreement).

8.9                               Survival of Representations and Warranties

The representations and warranties made in Section 2 of the Agreement shall survive the execution and delivery of the Agreement and the Closing Date and continue in full force and effect until the full payment and satisfaction of all monies due hereunder.

8.10                        Notice

Unless otherwise specified, any notice, demand, request, consent or other communication required or permitted to be given to a party under this Agreement or to a party under any of Royal’s Security shall be in writing and may be delivered personally or sent by facsimile, to the address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, facsimile number or other Person’s attention as the party may have specified by notice in writing given under this Section.  Any notice, demand, consent, request or other communication shall be deemed to have been given:

(a)                                  if delivered personally, when received;

(b)                                 if sent by facsimile, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and

(c)                                  if sent by facsimile on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received.

8.11                        General Indemnity

The Borrower hereby indemnifies and holds harmless Royal and its directors, officers, employees and agents from and against all losses, damages, expenses (including reasonable fees, charges and disbursements of counsel) and liabilities (including those arising from any litigation or other proceedings) related to or arising out of any default hereunder by the Borrower or any misrepresentation in connection with this Agreement provided that no Person shall be indemnified in respect of matters arising from such person’s gross negligence or wilful misconduct.

8.12                        Counterparts

The Agreement and all documents contemplated by or delivered under or in connection with the Agreement may be executed and delivered in any number of counterparts or facsimile counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts when executed and delivered (by facsimile or otherwise) will be construed together to be an original and will constitute one and the same agreement.

8.13                        Reasonable Consent or Approval of the Parties

The parties hereto acknowledge and confirm that:

(a)                                  where either of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in the Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent, and

(b)                                 the Borrower may rely on any consent, approval, calculation or determination provided to it by Royal pursuant to the Agreement.

8.14                        Entire Agreement

Save as provided herein and in the instruments and documents contemplated or provided for hereunder, the Agreement contains the whole agreement between the parties with respect to the Credit Facility and there are no other terms, conditions, representations or warranties with respect thereto except as contained herein.

8.15                        No Deduction for Taxes

Provided Royal has not assigned its obligations under the Agreement or its rights to receive payments in respect thereof or changed the booking location of Borrowings, all payments required to be made by the Borrower pursuant to the Agreement whether for principal, interest, acceptance fees, Standby Fees, Documentary Credit Fees, Swap Termination Values, fees for Swap Contracts or any other fees or otherwise shall be made free and clear of and without deduction, withholding or reserve for or on account of taxes, imposts, levies or other charges of any nature or kind whatsoever, unless otherwise agreed by Royal.

8.16                        Participations and Assignments

Subject to §8.17, Royal may, with the consent of the Borrower, which consent shall not be unreasonably withheld, subject to the provisions of this §8.16 at any time grant participations in, sell, assign, transfer or otherwise dispose of all or any portion of the Credit Facility or Borrowings (“Facility Disposition”) to any financial institution carrying on business in, and for the purpose of the Income Tax Act (Canada) residing in, Canada; provided no Facility Disposition may be made which would result in an increase in the cost of the Credit Facility to the Borrower.  In all cases an assignment shall be of at least $5,000,000 with increments of $1,000,000 and a participation shall be of at least $2,500,000 with increments of $500,000.  No Facility Disposition shall be effective until Royal shall have received an instrument (in form and substance satisfactory to Royal) in which the transferee or assignee, as the case may be, shall agree to be bound by all of the terms of the Agreement as fully as though it were an original party hereto except that any participant shall not be entitled to grant subparticipations.  The Borrower hereby agrees that, upon compliance with the foregoing, any purchaser, assignee or transferee of all or any portion of any amount owed by the Borrower under the Agreement:

(a)                                  shall be entitled to the benefits of the provisions of the Agreement as fully as though it were an original party to the Agreement; and

(b)                                 may, subject to the terms of the Agreement, exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all amounts owed by the Borrower to such purchaser, assignee or transferee as fully as if such purchaser, assignee or transferee had made advances in the amount of the obligation which is sold, assigned or transferred to it.

8.17                        Assignment After Default

Notwithstanding anything to the contrary herein contained, where an Event of Default has occurred and is continuing and has not been waived, nothing in the Agreement shall limit or otherwise restrict the right of Royal to assign all or any part of its rights and obligations under or with respect to the Agreement.  Without limiting the generality of the foregoing, any such assignment shall not require the consent of the Borrower nor be restricted to financial institutions resident in Canada.

8.18                        Obligations of Borrower Re Facility Disposition

The Borrower shall, at the request and at the expense of Royal, execute and deliver to such party or parties as Royal may designate any and all further instruments, use its reasonable efforts to obtain any and all further authorizations or approvals and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to such Facility Disposition. The term “Royal” as used in the Agreement shall include all purchasers, assignees and transferees permitted hereunder of all or any portion of any amount owed to Royal under the Agreement. Except as specifically set forth in this §8.18 nothing in the Agreement expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their permitted successors and assignees any benefit or any legal or equitable right, remedy or other claim under the Agreement.

8.19                        Confidentiality

Royal agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any documents governing Royal’s Security or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) is or become publicly available other than as a result of a breach of this Section or (y) becomes available to Royal on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Guarantor or any of its Subsidiaries known to Royal.  For purposes of this Section, “Information” means all information received from Borrower, Guarantor or any of Borrower or Guarantor’s Subsidiaries relating to Borrower, Guarantor, their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Royal on a non-confidential basis prior to disclosure by Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligations to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed on October                       , 2003.

LOUISIANA-PACIFIC CANADA LTD.	)	Address for Notice
	)	c/o Louisiana-Pacific Corporation
	)	Suite 1200, 805 S.W. Broadway
	)	Portland, Oregon
Per:	)	U.S.A. 97205
Authorized Signatory	)
	)	Phone: (503) 821-5100
	)	Fax: (503) 821-5322
	)	Attention: Vice-President and C.F.O.
Per:	)
Authorized Signatory	)	With a copy to
	)	Louisiana-Pacific Canada Ltd.
	)	2100 - 1075 West Georgia Street
	)	Vancouver, British Columbia
	)	V6E 3G2
)
	)	Phone: (604) 631-3131
	)	Fax: (604) 631-3232

LOUISIANA-PACIFIC CORPORATION	)	Address for Notice
	)	Suite 1200, 805 S.W. Broadway
	)	Portland, Oregon
Per:	)	U.S.A. 97205
Authorized Signatory	)
	)	Phone: (503) 821-5100
	)	Fax: (503) 821-5322
)
)
Per:	)
Authorized Signatory	)
)
)

ROYAL BANK OF CANADA	)	RBC Capital Markets
	)	Suite 2100, Park Place
	)	666 Burrard Street
	)	Vancouver, British Columbia
By:	)	V6C 3B1
Baljit Mann	)	Attention: Corporate Credit
Authorized Signatory	)	Phone: (604) 257-7100
	)	Fax: (604) 665-6465
)
)